Exhibit 99.1

RPM Reports Results for Fiscal 2021 Third Quarter

•	Record third-quarter sales, earnings and cash from operations achieved

•	Sales increased 8.1% to $1.27 billion

•	Net income increased 222.6% to $38.2 million as the MAP to Growth operating improvement program generated leverage to the bottom line

•	Diluted EPS increased 222.2% to $0.29; adjusted diluted EPS increased 65.2% to $0.38

•	EBIT increased 48.2% to $65.4 million; adjusted EBIT increased 32.2% to $79.9 million

•	Record cash from operations of $651.9 million for the nine-month period was driven by margin improvements and good working capital management

•	Fiscal 2021 fourth-quarter outlook calls for double-digit sales and adjusted EBIT growth

MEDINA, OH – April 7, 2021 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2021 third quarter ended February 28, 2021.

“In mid-February, severe winter storm Uri disrupted North American transportation, distribution and supply chains. With concern about the potential impact of transportation gridlock and lost shipping days as we closed out the quarter and the desire to maintain transparent communication with our investors, we lowered our third-quarter guidance on February 18. The third quarter is our seasonally low quarter and historically generates only 5% to 10% of our annual earnings, so the magnitude of relatively small variations in earnings becomes magnified. Fortunately, due to the extraordinary efforts of our associates who were able to catch up and execute delivery of customer orders, as well as the fact that plants, distribution centers and transportation networks resumed operation more quickly than anticipated, we exceeded our original third-quarter sales and earnings guidance,” stated RPM Chairman and CEO Frank C. Sullivan.

Third-Quarter Consolidated Results

Fiscal 2021 third-quarter net sales were $1.27 billion, an increase of 8.1% over the $1.17 billion reported a year ago. Third-quarter net income increased 222.6% to $38.2 million compared to $11.9 million reported in the year-ago period, and diluted earnings per share (EPS) were $0.29, an increase of 222.2% compared to $0.09 in the year-ago quarter. Income before income taxes (IBT) was $55.9 million compared to $16.3 million reported in the fiscal 2020 third quarter. RPM’s consolidated earnings before interest and taxes (EBIT) were up 48.2% to $65.4 million compared to $44.1 million reported in the fiscal 2020 third quarter.

Third-quarter EBIT included restructuring and other items that are not indicative of ongoing operations of $14.5 million during fiscal 2021 and $16.3 million in fiscal 2020. Excluding these items, RPM’s adjusted EBIT was up 32.2% to $79.9 million compared to $60.5 million during the year-ago period. In addition, the company has continued to exclude the impact of all gains and losses from marketable securities from adjusted EPS, as their inherent volatility is outside of management’s control and cannot be predicted with any level of certainty. These investments resulted in a net after-tax gain of $5.5 million for the third quarter of fiscal 2021 and a net after-tax loss of $4.9 million during the same quarter last year. Finally, RPM recorded a $5.3 million discrete tax adjustment during the third quarter to increase

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

our deferred tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested. Excluding the restructuring and other items, as well as investment gains/losses and the discrete tax adjustment, fiscal 2021 third-quarter adjusted diluted EPS increased 65.2% to $0.38 compared to $0.23 in the fiscal 2020 third quarter.

“Similar to last quarter, three of our four operating segments generated solid sales growth and significant EBIT growth due to MAP to Growth benefits being leveraged to the bottom line. This was particularly impressive given a difficult comparison to last year’s third quarter when adjusted EBIT increased 30.4%. Organic sales grew 4.9% during the quarter and acquisitions contributed 2.1%. Foreign currency translation added 1.1% as a result of the weaker U.S. dollar. Our year-to-date cash flow from operations improved by $270.7 million over last fiscal year as a result of continued better working capital management and margin improvement from our MAP to Growth program,” stated Sullivan.

Third-Quarter Segment Sales and Earnings

Construction Products Group net sales increased 6.4% to $396.0 million during the fiscal 2021 third quarter, compared to fiscal 2020 third-quarter net sales of $372.1 million, reflecting organic growth of 5.4%. Favorable foreign currency translation increased sales by 1.0%. Segment IBT was $14.4 million compared with a loss of $0.5 million a year ago. EBIT was $16.5 million, up 899.1% compared to EBIT of $1.7 million in the fiscal 2020 third quarter. The segment incurred restructuring-related expenses of $2.0 million during the third quarter of fiscal 2021 and $4.4 million during the same period of fiscal 2020. Excluding these charges, fiscal 2021 adjusted EBIT increased 206.4% to $18.5 million compared to adjusted EBIT of $6.0 million reported during the year-ago period.

“Our Construction Products Group continued to focus on renovation and restoration projects, leading to solid sales growth during the quarter, despite softness in the commercial and institutional construction markets, which it leveraged to the bottom line. Our roofing business performed well, as did our Nudura insulated concrete forms, which are seeing accelerated long-term adoption as a wall system due to their environmental and structural benefits relative to traditional building methods. Overall, the group was able to generate 310 basis points of adjusted EBIT margin growth as a result of MAP to Growth savings and the favorable leverage of sales volume increases. The segment’s European businesses continue to improve due to ongoing restructuring and better product mix,” stated Sullivan.

Performance Coatings Group net sales were $226.5 million during the fiscal 2021 third quarter, a decrease of 11.4% from net sales of $255.7 million reported a year ago. Organic sales decreased 12.7%, which was partially offset by favorable foreign currency translation of 1.3%. Segment IBT was $12.2 million compared with IBT of $22.2 million reported a year ago. EBIT was $12.1 million, a decrease of 45.4% compared to EBIT of $22.1 million in the fiscal 2020 third quarter. The segment reported restructuring-related charges of $2.0 million in the third quarter compared to $2.1 million in the prior-year quarter. Adjusted EBIT, which excludes these charges, decreased 41.6% to $14.1 million during the third quarter of fiscal 2021 from adjusted EBIT of $24.2 million during the year-ago period.

“Challenging market trends persisted for our Performance Coatings Group during the quarter, including weak energy demand that impacted industrial coatings and Covid-19 protocols that restricted access to facilities for flooring system installations,” stated Sullivan. “Lower sales volumes and pricing pressures resulted in earnings deleveraging, which was offset, in part, by discretionary cost cuts and MAP to Growth savings. As vaccines are administered and the impact of the pandemic diminishes, we expect the segment to rebound as its industrial customers resume maintenance projects and energy markets recover due to increased travel.”

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

Consumer Group net sales were $477.7 million during the third quarter of fiscal 2021, an increase of 19.8% compared to net sales of $398.7 million reported in the third quarter of fiscal 2020. Organic sales increased 12.7%. Acquisitions contributed 6.1% to sales growth and foreign currency translation was favorable by 1.0%. Consumer Group IBT was $42.7 million compared with IBT of $29.8 million in the prior-year period. EBIT was up 43.3% to $42.8 million compared to EBIT of $29.9 million in the fiscal 2020 third quarter. The segment incurred restructuring-related expenses of $5.0 million during fiscal 2021 and $2.3 million during fiscal 2020. Excluding these charges, fiscal 2021 third-quarter adjusted EBIT was $47.8 million, an increase of 48.6% over adjusted EBIT of $32.1 million reported during the prior-year period.

“Our Consumer Group continued to leverage its broad distribution and market leadership in caulks, sealants, cleaners, abrasives and small-project paints to capitalize on the positive DIY home improvement trend,” stated Sullivan. “Similar to the U.S., the segment’s international results were equally robust in Europe and Canada. Adjusted EBIT margins improved due to MAP savings and the leveraging of higher sales volumes, which offset rising distribution expenses.”

The Specialty Products Group reported net sales of $169.2 million during the third quarter of fiscal 2021, an increase of 14.7% compared to net sales of $147.5 million in the fiscal 2020 third quarter. Organic sales increased 13.4% and favorable foreign currency translation added 1.3%. Segment IBT was $24.6 million compared to $12.9 million in the prior-year period. EBIT was $24.6 million, an increase of 89.9% compared to EBIT of $13.0 million in the fiscal 2020 third quarter. The segment reported third-quarter restructuring-related charges of $0.6 million in fiscal 2021 and restructuring-related charges and acquisition costs of $4.6 million in fiscal 2020. Adjusted EBIT, which excludes these charges, was $25.3 million in the fiscal 2021 third quarter, an increase of 44.2% compared to adjusted EBIT of $17.5 million in last year’s quarter.

“Specialty Products Group results were a record. For the second consecutive quarter, the segment showed dramatic improvement due to recent management changes and improving market conditions for many of its businesses,” stated Sullivan. “In particular, our restoration equipment business, driven by extreme weather events in North America, experienced excellent top-line growth, as did our businesses serving the furniture, outdoor recreational equipment, food and OEM markets. The segment was able drive MAP to Growth savings and operating leverage from higher sales volumes to the bottom line.”

Nine-Month Results

Fiscal 2021 nine-month consolidated net sales increased 7.8% to $4.36 billion from $4.05 billion during the first nine months of fiscal 2020. Organic growth was 6.1%, with acquisitions adding 1.6% and foreign currency translation increasing sales by 0.1%. Net income was $346.5 million, an increase of 77.6% compared to $195.1 million in the fiscal 2020 nine-month period. Diluted EPS increased 77.3% to $2.66 versus $1.50 a year ago. IBT was $464.2 million compared to $260.9 million reported in the fiscal 2020 nine-month period. EBIT was $494.4 million, an increase of 50.2% versus the $329.2 million reported last year.

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

Nine-month EBIT included restructuring, acquisition-related and other items impacting earnings that are not indicative of ongoing operations of $53.9 million during fiscal 2021 and $77.5 million during the same period of fiscal 2020. Excluding these items, RPM’s fiscal 2021 nine-month adjusted EBIT increased 34.8% to $548.4 million compared to adjusted EBIT of $406.7 million during the year-ago period. Investments resulted in a net after-tax gain of $19.4 million for the nine-month period of fiscal 2021 and an after-tax gain of $3.1 million during the same period last year. Finally, RPM recorded a $5.3 million discrete tax adjustment during fiscal 2021 to increase its deferred tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested. Excluding the restructuring and other items, as well as investment gains/losses and the discrete tax adjustment, adjusted diluted EPS increased 48.5% to $2.88 compared to $1.94 in the prior-year quarter.

Nine-Month Segment Sales and Earnings

Construction Products Group fiscal 2021 nine-month sales increased 2.8% to $1.45 billion from $1.41 billion during the first nine months of fiscal 2020. Organic sales increased 3.2%, while foreign currency translation reduced sales by 0.4%. IBT was $184.6 million versus year-ago IBT of $139.3 million. Segment EBIT was $190.9 million, an increase of 31.2% over EBIT of $145.6 million during the first nine months of fiscal 2020. The segment incurred restructuring and other items of $8.3 million during the first nine months of fiscal 2021 and restructuring- and acquisition-related expenses of $9.3 million during the same period of fiscal 2020. Excluding these items, fiscal 2021 adjusted EBIT increased 28.7% to $199.3 million from adjusted EBIT of $154.8 million reported during the year-ago period.

Performance Coatings Group fiscal 2021 nine-month sales were $745.1 million a decrease of 11.9% from $845.6 million during the first nine months of fiscal 2020. Organic sales decreased 12.3%, while foreign currency translation and acquisitions increased sales by 0.3% and 0.1%, respectively. IBT was $64.7 million versus year-ago IBT of $83.6 million. Segment EBIT was $64.7 million, a decrease of 22.6% compared to EBIT of $83.6 million during the first nine months of fiscal 2020. The segment reported nine-month restructuring-related charges of $8.4 million in fiscal 2021 and restructuring-related charges and acquisition costs $14.5 million in fiscal 2020. Adjusted EBIT, which excludes these charges, decreased 25.6% to $73.0 million during the first nine months of fiscal 2021 from adjusted EBIT of $98.1 million during the year-ago period.

In the Consumer Group, fiscal 2021 nine-month sales were up 25.4% to $1.67 billion from $1.33 billion during the first nine months of fiscal 2020. Organic sales improved 21.2%, while acquisitions added 3.8%. Foreign currency increased sales by 0.4%. IBT was $263.8 million, compared to year-ago IBT of $123.4 million. Consumer Group fiscal 2021 nine-month EBIT was $264.0 million, an increase of 113.5% compared to $123.6 million reported during the first nine months a year ago. The segment incurred restructuring- and acquisition-related charges of $11.2 million during fiscal 2021 and restructuring-related charges of $24.9 million during fiscal 2020. Excluding these charges, fiscal 2021 nine-month adjusted EBIT was $275.2 million, an increase of 85.3% over adjusted EBIT of $148.5 million reported during the prior-year period.

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

Specialty Products Group fiscal 2021 nine-month sales were $503.2 million, an increase of 8.1% compared to $465.7 million during the first nine months a year ago. Organic sales increased 4.5%. Acquisitions and foreign currency translation increased sales by 2.7% and 0.9%, respectively. IBT was $73.4 million versus year-ago IBT of $55.0 million. Fiscal 2021 nine-month EBIT in the segment was $73.6 million, an increase of 33.8% versus $55.0 million in the same period a year ago. The segment reported nine-month restructuring-related charges of $5.3 million in fiscal 2021 and restructuring-related charges and acquisition costs of $14.3 million in fiscal 2020. Adjusted EBIT, which excludes these charges, was $79.0 million during the first nine-months of fiscal 2021, an increase of 13.9% from the $69.3 million reported during the same period of fiscal 2020.

Record Cash Flow and Financial Position

For the first nine months of fiscal 2021, cash from operations was a record and increased 71.0% to $651.9 million, compared to $381.2 million during the first nine months of fiscal 2020. Capital expenditures during the current nine-month period of $103.2 million compare to $105.4 million over the same time in fiscal 2020. Total debt at the end of the first nine months of fiscal 2021 was $2.31 billion compared to $2.56 billion a year ago and $2.54 billion at the end of fiscal 2020. Per the terms of RPM’s bank agreements, the company’s calculated net leverage ratio was 2.13 on February 28, 2021, which was an improvement as compared to 2.90 a year ago. At February 28, 2021, total liquidity was $1.43 billion and included cash of $249.2 million and $1.18 billion in committed available credit.

“Our balance sheet is stronger than ever. Thanks to our margin and working capital improvements through our MAP to Growth program, we have generated record cash flow, which has been strategically managed to reduce debt. Simultaneously, we are completing acquisitions and making investments to improve the efficiency of our operations,” stated Sullivan.

Business Outlook

“Several macroeconomic factors are creating inflationary and supply pressures on some of our product categories. These factors include supplier refineries operating at lower levels due to low fuel demand; the disruption winter storm Uri caused on supply chains; intermittent supplier plant shutdowns in response to the pandemic; and significant worldwide demand for packaging, solvents and chemicals used in cleaning products. We expect that these increased costs will be reflected in our results for the fourth quarter of fiscal 2021 and more significantly during fiscal 2022. We are moving aggressively to offset these increased costs with commensurate selling price increases,” stated Sullivan.

“Fortunately, due to our MAP to Growth program, we are in a much better position to weather these challenges than we were three years ago when the last inflationary cycle occurred. With a stronger partnership with our supplier base and longer-term contracts, we are working with our supplier partners to secure necessary raw materials and control costs to whatever extent possible. Additionally, our improved center-led processes and systems are providing more timely and actionable information. We are also working in collaboration with customers through these supply chain challenges,” stated Sullivan.

“Looking ahead to our fourth quarter and beyond, there is currently a great deal of volatility around input costs and uncertainty regarding material availability. While our third-quarter earnings did not reflect spiking material costs due to our FIFO inventory methodology, inflation is expected to be significant in our fourth quarter and into the first quarter of fiscal 2022. We are currently implementing appropriate price increases and changes in terms, which we anticipate will offset the inflationary impact by the end

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

of the first quarter of fiscal 2022. There is also much uncertainty related to the breadth and speed at which global economies reopen as people become vaccinated. Based on the information we have on hand today, we expect our fiscal 2021 fourth-quarter sales to increase by double digits compared to the fiscal 2020 fourth quarter. Last year’s fourth quarter should prove to be an easier revenue comparison because it was heavily impacted by the onset of the pandemic,” stated Sullivan. “Our earnings comparison versus last year, on the other hand, will be more challenging because of raw material inflation, as well as an extraordinary situation last year when our non-operating segment reported a profit due to lower travel and medical expenses, incentive reversals and other factors. As a result, our fourth quarter adjusted EBIT is expected to increase double digits, but below the rate of sales growth. Excluding our non-operating segment, adjusted EBIT for our four operating segments in total is expected to increase by more than 20%.”

“At the conclusion of our fourth quarter, we expect to exceed the targeted MAP to Growth program’s planned run rate of $290 million in annualized savings. Through our culture of continuous improvement, we will continue to add to our robust pipeline of cost saving initiatives and operational improvements. As we sustain the efficiency gains achieved through MAP to Growth, we are shifting more focus and resources toward top-line growth through internal investment and acquisitions. Our goal is to return to the exceptional revenue growth rates that have been a hallmark of RPM since its founding in 1947,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts/ or by dialing 833-323-0996 or 236-712-2462 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on April 7, 2021 until 11:59 p.m. EDT on April 14, 2021. The replay can be accessed by dialing 800-585-8367 or 416-621-4642 for international callers. The access code is 7494873. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 14,600 individuals worldwide. Visit www.rpminc.com to learn more.

RPM Reports Fiscal 2021 Third-Quarter Results

April 7, 2021

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our fourth-quarter fiscal 2021 adjusted EBIT guidance because material terms that impact such measures are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measures is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the outbreak of the coronavirus (Covid-19); and (l) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2020, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Net Sales	$1,269,395	$1,173,976	$4,361,981	$4,048,033
Cost of Sales	797,454	739,229	2,650,213	2,509,133

Gross Profit	471,941	434,747	1,711,768	1,538,900
Selling, General & Administrative Expenses	402,186	381,866	1,197,556	1,185,791
Restructuring Charges	3,129	7,343	12,280	18,766
Interest Expense	20,964	23,972	63,975	78,630
Investment (Income) Expense, Net	(11,454)	3,836	(33,735)	(10,354)
Other Expense, Net	1,256	1,422	7,507	5,158

Income Before Income Taxes	55,860	16,308	464,185	260,909
Provision for Income Taxes	17,394	4,218	117,049	65,002

Net Income	38,466	12,090	347,136	195,907
Less: Net Income Attributable to Noncontrolling Interests	224	237	640	835

Net Income Attributable to RPM International Inc. Stockholders	$38,242	$11,853	$346,496	$195,072

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.30	$0.09	$2.68	$1.51

Diluted	$0.29	$0.09	$2.66	$1.50

Average shares of common stock outstanding - basic	128,447	128,426	128,455	128,572

Average shares of common stock outstanding - diluted	129,949	130,028	129,052	129,238

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Net Sales:
CPG Segment	$395,969	$372,082	$1,447,179	$1,407,697
PCG Segment	226,523	255,686	745,145	845,639
Consumer Segment	477,742	398,743	1,666,418	1,328,974
SPG Segment	169,161	147,465	503,239	465,723

Total	$1,269,395	$1,173,976	$4,361,981	$4,048,033

Income Before Income Taxes:
CPG Segment
Income (Loss) Before Income Taxes (a)	$14,431	$(478)	$184,613	$139,324
Interest (Expense), Net (b)	(2,074)	(2,130)	(6,325)	(6,231)

EBIT (c)	16,505	1,652	190,938	145,555
MAP to Growth related initiatives (d)	1,987	4,383	8,646	8,711
Acquisition-related costs (e)	—	—	—	548
Adjustment to Exit Flowcrete China (g)	—	—	(305)	—

Adjusted EBIT	$18,492	$6,035	$199,279	$154,814

PCG Segment
Income Before Income Taxes (a)	$12,158	$22,240	$64,719	$83,617
Interest Income, Net (b)	75	123	53	20

EBIT (c)	12,083	22,117	64,666	83,597
MAP to Growth related initiatives (d)	2,039	1,980	8,364	14,394
Acquisition-related costs (e)	—	83	—	118

Adjusted EBIT	$14,122	$24,180	$73,030	$98,109

Consumer Segment
Income Before Income Taxes (a)	$42,724	$29,798	$263,813	$123,413
Interest (Expense), Net (b)	(60)	(57)	(187)	(219)

EBIT (c)	42,784	29,855	264,000	123,632
MAP to Growth related initiatives (d)	4,977	2,291	9,976	24,894
Acquisition-related costs (e)	—	—	1,178	—

Adjusted EBIT	$47,761	$32,146	$275,154	$148,526

SPG Segment
Income Before Income Taxes (a)	$24,560	$12,942	$73,415	$55,031
Interest (Expense), Net (b)	(64)	(24)	(219)	(6)

EBIT (c)	24,624	12,966	73,634	55,037
MAP to Growth related initiatives (d)	649	4,369	5,332	14,113
Acquisition-related costs (e)	—	188	—	188

Adjusted EBIT	$25,273	$17,523	$78,966	$69,338

Corporate/Other
(Loss) Before Income Taxes (a)	$(38,013)	$(48,194)	$(122,375)	$(140,476)
Interest (Expense), Net (b)	(7,387)	(25,720)	(23,562)	(61,840)

EBIT (c)	(30,626)	(22,474)	(98,813)	(78,636)
MAP to Growth related initiatives (d)	6,217	3,041	20,025	14,542
Unusual executive costs, net of insurance proceeds (f)	(1,324)	—	(1,267)	—
Settlement for SEC Investigation & Enforcement Action (h)	—	—	2,000	—

Adjusted EBIT	$(25,733)	$(19,433)	$(78,055)	$(64,094)

Consolidated
Income Before Income Taxes (a)	$55,860	$16,308	$464,185	$260,909
Interest (Expense)	(20,964)	(23,972)	(63,975)	(78,630)
Investment Income, Net	11,454	(3,836)	33,735	10,354

EBIT (c)	65,370	44,116	494,425	329,185
MAP to Growth related initiatives (d)	15,869	16,064	52,343	76,654
Acquisition-related costs (e)	—	271	1,178	854
Unusual executive costs, net of insurance proceeds (f)	(1,324)	—	(1,267)	—
Adjustment to Exit Flowcrete China (g)	—	—	(305)	—
Settlement for SEC Investigation & Enforcement Action (h)	—	—	2,000	—

Adjusted EBIT	$79,915	$60,451	$548,374	$406,693

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use, but that is in the process of being retired and termination costs associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards in connection with key executives, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our MAP to Growth, executive departures within our Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan and decision support tools, accelerated expense related to the shortened useful lives of facilities, equipment, and intangibles that are currently in use but that is in the process of being retired associated with facility closures, reversal of an immaterial prior period charge associated with the divestiture of a business in our PCG segment, charges to writeoff the remaining cumulative translation adjustment associated with divestitures in our CPG and Non-Operating segment, and the true-up of reserves related to prior period gains or losses incurred upon divestiture of a business and/or assets, an increase in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy offset by subsequent collections, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: Inventory-related charges that reflect product line and SKU rationalization and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our CPG, PCG, and SPG Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, and ERP consolidation, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our MAP to Growth, and the net gain incurred for the divestiture of assets and unprofitable businesses, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory step-ups.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(g)

In FY18, we added back a charge to exit our Flowcrete China business. Included in that charge from FY18 was an accrual for a contingent liability. During Q2 2021, the contingent liability was resolved, and a favorable adjustment of ~ $0.3 million was recognized.

(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during our fiscal 3rd quarter ending February 28, 2021.

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per
Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$0.29	$0.09	$2.66	$1.50
MAP to Growth related initiatives (d)	0.10	0.10	0.32	0.45
Acquisition-related costs (e)	—	—	0.01	0.01
Unusual executive costs, net of insurance proceeds (f)	(0.01)	—	(0.01)
Settlement for SEC Investigation & Enforcement Action (h)	—	—	0.01	—
Discrete Tax Adjustment (i)	0.04	—	0.04
Investment returns (j)	(0.04)	0.04	(0.15)	(0.02)

Adjusted Earnings per Diluted Share (k)	$0.38	$0.23	$2.88	$1.94

(d)	Reflects restructuring and other charges, all of which have been incurred in relation to our Margin Acceleration Plan initiatives, as follows.

During fiscal 2021: Product line and SKU rationalization at our Consumer Segment and accelerated expense related to the shortened useful lives of facilities and equipment that is currently in use, but that is in the process of being retired and termination costs associated with facility closures, offset somewhat by the reversal of prior period product line and SKU rationalization inventory charges due to the sale of immaterial amounts of previously reserved inventory at our Consumer Segment, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, and accelerated vesting of equity awards in connection with key executives, all of which have been recorded in Restructuring Expense; Professional fees incurred in connection with our MAP to Growth, executive departures within our Consumer Group, headcount reductions, implementation costs associated with our ERP consolidation plan and decision support tools, accelerated expense related to the shortened useful lives of facilities, equipment, and intangibles that are currently in use but that is in the process of being retired associated with facility closures, reversal of an immaterial prior period charge associated with the divestiture of a business in our PCG segment, charges to writeoff the remaining cumulative translation adjustment associated with divestitures in our CPG and Non-Operating segment, and the true-up of reserves related to prior period gains or losses incurred upon divestiture of a business and/or assets, an increase in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy offset by subsequent collections, all of which have been recorded in Selling, General & Administrative Expenses.

During fiscal 2020: Inventory-related charges that reflect product line and SKU rationalization and closure of a business at our Consumer Segment, as well as inventory write-offs in connection with restructuring activities at our CPG, PCG, and SPG Segments, all of which have been recorded in Cost of Goods Sold; headcount reductions, closures of facilities and related costs, all of which have been recorded in Restructuring Expense; accelerated expense related to the shortened useful lives of facilities, equipment, ERP systems, and intangibles that are currently in use, but are in the process of being retired associated with facility closures, exiting a business, and ERP consolidation, increases in our allowance for doubtful accounts deemed uncollectible as a result of a change in market and leadership strategy, costs associated with exiting unprofitable product lines & regions, implementation costs associated with our ERP consolidation plan, professional fees incurred in connection with our MAP to Growth, and the net gain incurred for the divestiture of assets and unprofitable businesses, all of which have been recorded in Selling, General & Administrative Expenses.

(e)	Acquisition costs reflect amounts included in gross profit for inventory disposals and step-ups related to recent acquisitions.
(f)	Reflects unusual compensation costs, net of insurance proceeds, recorded unrelated to our MAP to Growth initiative, including stock and deferred compensation plan arrangements.
(h)

On December 22, 2020, the Court entered its Final Judgment resolving the legacy “SEC Investigation & Enforcement Action.” We agreed to pay a civil monetary penalty of $2.0 million under Section 21(d)(3) of the Exchange Act. The settlement amount was accrued for in our consolidated financial statements as of the period ending November 30, 2020, and paid during our fiscal 3rd quarter ending February 28, 2021.

(i)	Income tax charge for an increase to our deferred income tax liability for withholding taxes on additional unremitted foreign earnings not considered permanently reinvested.
(j)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(k)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	February 28, 2021	February 29, 2020	May 31, 2020
Assets
Current Assets
Cash and cash equivalents	$249,214	$212,242	$233,416
Trade accounts receivable	1,050,986	1,006,843	1,193,804
Allowance for doubtful accounts	(52,203)	(58,492)	(55,847)

Net trade accounts receivable	998,783	948,351	1,137,957
Inventories	913,302	914,197	810,448
Prepaid expenses and other current assets	286,274	240,678	241,608

Total current assets	2,447,573	2,315,468	2,423,429

Property, Plant and Equipment, at Cost	1,887,807	1,731,101	1,755,190
Allowance for depreciation	(985,176)	(900,368)	(905,504)

Property, plant and equipment, net	902,631	830,733	849,686

Other Assets
Goodwill	1,310,762	1,265,237	1,250,066
Other intangible assets, net of amortization	612,702	597,018	584,380
Operating lease right-of-use assets	292,224	289,654	284,491
Deferred income taxes, non-current	37,991	36,601	30,894
Other	188,502	231,159	208,008

Total other assets	2,442,181	2,419,669	2,357,839

Total Assets	$5,792,385	$5,565,870	$5,630,954

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$569,002	$475,613	$535,311
Current portion of long-term debt	1,027	71,234	80,890
Accrued compensation and benefits	190,167	154,129	185,531
Accrued losses	23,457	22,831	20,021
Other accrued liabilities	303,852	238,324	271,827

Total current liabilities	1,087,505	962,131	1,093,580

Long-Term Liabilities
Long-term debt, less current maturities	2,310,483	2,488,529	2,458,290
Operating lease liabilities	251,563	247,685	244,691
Other long-term liabilities	502,724	391,677	510,175
Deferred income taxes	90,440	122,499	59,555

Total long-term liabilities	3,155,210	3,250,390	3,272,711

Total liabilities	4,242,715	4,212,521	4,366,291

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,815; 129,879; 129,511)	1,298	1,299	1,295
Paid-in capital	1,045,585	1,013,561	1,014,428
Treasury stock, at cost	(621,836)	(553,663)	(580,117)
Accumulated other comprehensive (loss)	(622,937)	(592,024)	(717,497)
Retained earnings	1,745,375	1,481,339	1,544,336

Total RPM International Inc. stockholders’ equity	1,547,485	1,350,512	1,262,445
Noncontrolling interest	2,185	2,837	2,218

Total equity	1,549,670	1,353,349	1,264,663
Total Liabilities and Stockholders’ Equity	$5,792,385	$5,565,870	$5,630,954

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Nine Months Ended
	February 28,	February 29,
	2021	2020
Cash Flows From Operating Activities:
Net income	$347,136	$195,907
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	109,119	113,520
Restructuring charges, net of payments	(3,830)	(132)
Fair value adjustments to contingent earnout obligations	1,829	—
Deferred income taxes	24,473	2,505
Stock-based compensation expense	31,157	18,881
Net (gain) on marketable securities	(29,652)	(3,063)
Other	(394)	(371)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	181,032	282,052
(Increase) in inventory	(57,702)	(73,566)
Decrease in prepaid expenses and other current and long-term assets	19,133	19,747
Increase (Decrease) in accounts payable	31,825	(70,286)
(Decrease) in accrued compensation and benefits	(1,107)	(38,468)
Increase in accrued losses	3,054	3,120
(Decrease) in other accrued liabilities	(7,615)	(68,906)
Other	3,448	237

Cash Provided By Operating Activities	651,906	381,177

Cash Flows From Investing Activities:
Capital expenditures	(103,226)	(105,430)
Acquisition of businesses, net of cash acquired	(114,355)	(65,102)
Purchase of marketable securities	(30,784)	(17,076)
Proceeds from sales of marketable securities	28,773	21,325
Other	1,664	2,203

Cash (Used For) Investing Activities	(217,928)	(164,080)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	—	698,256
Reductions of long-term and short-term debt	(249,518)	(664,040)
Cash dividends	(145,457)	(138,784)
Repurchases of common stock	(24,628)	(100,000)
Shares of common stock returned for taxes	(17,083)	(16,579)
Payments of acquisition-related contingent consideration	(2,218)	(227)
Other	(786)	(665)

Cash (Used For) Financing Activities	(439,690)	(222,039)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	21,510	(5,984)

Net Change in Cash and Cash Equivalents	15,798	(10,926)
Cash and Cash Equivalents at Beginning of Period	233,416	223,168

Cash and Cash Equivalents at End of Period	$249,214	$212,242